	APPROVED BY:	Jeffrey I. Badgley
Chief Executive Officer
For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Matt Steinberg
(212) 850-5600

MILLER INDUSTRIES REPORTS 2013 SECOND QUARTER RESULTS AND DECLARES
REGULAR QUARTERLY DIVIDEND

CHATTANOOGA, Tennessee, August 7, 2013 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the second quarter ended June 30, 2013.

For the second quarter of 2013, net sales were $105.8 million, an increase of 21.2% compared with $87.3 million for the second quarter of 2012. Net income in the second quarter of 2013 was $2.9 million, or $0.26 per diluted share, an increase of 13.9% as compared to net income of $2.5 million, or $0.23 per diluted share, in the prior year period, which included $1.0 million of other income from foreign currency transactions.

Gross profit for the second quarter of 2013 was $11.7 million, or 11.1% of net sales, compared to $10.6 million, or 12.1% of net sales, for the second quarter of 2012.  For the second quarter of 2013, selling, general and administrative expenses were $7.2 million, or 6.8% of net sales, compared to $7.2 million, or 8.2% of net sales, in the prior year period.

For the six-month period ended June 30, 2013, net sales were $190.8 million, an increase of 4.7% compared to $182.3 million in the prior year period.  The Company reported net income of $4.2 million, or $0.38 per diluted share, for the first half of 2013, compared to net income for the first half of 2012 of $4.6 million, or $0.40 per diluted share.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share, payable September 23, 2013, to shareholders of record at the close of business on September 16, 2013.

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MILLER INDUSTRIES REPORTS 2013 SECOND QUARTER RESULTS	PAGE 2

Jeffrey I. Badgley, CEO of the Company, stated, “We are pleased with our performance in the second quarter.  Demand continued to improve within our domestic commercial markets resulting in increased production and sales, a continuation of the trends witnessed in the first quarter.  Orders for our products increased driven by these improved market conditions.  We successfully delivered on these orders due to the initiatives undertaken in the first quarter to increase production levels to account for these changing market conditions.  Meanwhile, we remained mindful of costs as evidenced by the decrease in SG&A as a percentage of sales.”

Mr. Badgley added, “During the quarter, we continued to make in-roads from our geographic expansion strategy by securing government-related orders in Europe and other international regions.  While these orders were modest in size, we are pleased with our traction in our international expansion initiatives.  Going forward, we will continue to strategically add distribution channels internationally as we see longer-term opportunity abroad.  Additionally, we began to deliver on our order with a prime contractor to provide towing and recovery equipment to the French military late in the second quarter.  We will deliver on more of these orders in second half of 2013 and throughout 2014.”

Mr. Badgley concluded, “We believe that the market is making an upturn and accordingly we plan to maintain our production levels to account for this increase in activity.  That said, the overall economic environment remains below normalized conditions, particularly in Europe, and visibility is still limited.  Looking ahead to the second half of the year, we will continue to focus on our cost containment efforts in order to expand our profitability, while remaining aggressive on the geographic expansion front and bidding for large orders to build momentum for our revenue.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, August 8, 2013, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=95308

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through August 16, 2013.  The replay number is (877) 344-7529, Passcode 10032105.

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MILLER INDUSTRIES REPORTS 2013 SECOND QUARTER RESULTS	PAGE 3

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  They include statements in this release relating to the future economic activity and demand for our products and our future revenue levels, operating results and growth initiatives, among others.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  These forward-looking statements are subject to a number of risks and uncertainties, including, among other things, economic and market conditions; the risks related to the general economic health of our customers; the success and timing of existing and additional export and government orders; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; changes in fuel and other transportation costs; the cyclical nature of our industry; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2012, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)
(Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
			%			%
	2013	2012	Change	2013	2012	Change
NET SALES	$105,834	$87,346	21.2%	$190,784	$182,303	4.7%

COST OF OPERATIONS	94,104	76,781	22.6%	170,420	160,854	5.9%

GROSS PROFIT	11,730	10,565	11.0%	20,364	21,449	-5.1%

OPERATING EXPENSES:

Selling, General and Administrative Expenses	7,220	7,204	0.2%	13,919	14,206	-2.0%

Interest Expense, Net	84	214	-60.7%	151	431	-65.0%

Other (Income) Expense	18	(1,039)	-101.7%	(5)	(703)	-99.3%

Total Operating Expenses	7,322	6,379	14.8%	14,065	13,934	0.9%

CONSOLIDATED INCOME BEFORE INCOME TAXES	4,408	4,186	5.3%	6,299	7,515	-16.2%

CONSOLIDATED INCOME TAX PROVISION	1,619	1,640	-1.3%	2,303	2,959	-22.2%

CONSOLIDATED NET INCOME	2,789	2,546	9.5%	3,996	4,556	-12.3%

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	112	--	N/A	233	--	N/A

NET INCOME ATTRIBUTABLE TO MILLER INDUSTRIES, INC.	$2,901	$2,546	13.9%	$4,229	$4,556	-7.2%

BASIC INCOME PER COMMON SHARE	$0.26	$0.23	13.0%	$0.38	$0.41	-7.3%

DILUTED INCOME PER COMMON SHARE	$0.26	$0.23	13.0%	$0.38	$0.40	-5.0%

CASH DIVIDENDS DECLARED PER SHARE	$0.14	$0.13	7.7%	$0.28	$0.26	7.7%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,233	11,062	1.5%	11,216	11,046	1.5%
DILUTED	11,318	11,251	0.6%	11,317	11,250	0.6%